Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-255977) pertaining to the following plans:

•2021 Employee Stock Purchase Plan
•2021 Equity Incentive Plan
•Amended 2008 Equity Incentive Plan
•Amended and Restated 2008 Equity Incentive Plan

(2) Registration Statement (Form S-3 No. 333-274481)

of Squarespace, Inc. of our report dated February 28, 2024, with respect to the consolidated financial statements of Squarespace, Inc. and the effectiveness of internal control over financial reporting of Squarespace, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York
February 28, 2024